Exhibit 5.1

December 7, 2022

Steel Dynamics, Inc.

7575 West Jefferson Blvd.

Fort Wayne, IN 46804

Re:	Steel Dynamics, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Steel Dynamics, Inc., an Indiana corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), related to debt securities (“Debt Securities”). An indeterminate amount of the Debt Securities may be offered at indeterminate prices from time to time by the Company as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) filed pursuant to Rule 415 under the Act. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

The Debt Securities will be issued under that certain Indenture, dated December 7, 2022, by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as the same may be amended or supplemented from time to time (the “Indenture”).

In our capacity as such counsel, we have reviewed the Registration Statement and the exhibits thereto, including the Indenture. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates of the Company.

We have also assumed for purposes of this opinion letter that (i) the Registration Statement and any post-effective amendment thereto will be effective and will comply with all applicable laws at the time the relevant Debt Securities are offered or issued as contemplated by the Registration Statement or any such post-effective amendment, no stop order suspending the effectiveness of the Registration Statement has been or will be issued and no proceedings for that purpose have been or will be instituted or threatened by the Commission; (ii) the Indenture has been and will remain qualified under the Trust Indenture Act of 1939, as amended; (iii) one or more Prospectus Supplements will be prepared by the Company and filed with the Commission describing the Debt Securities offered thereby and will comply with all applicable laws; (iv)  all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the applicable Prospectus Supplement; (v) a definitive purchase, underwriting or similar agreement (a “Definitive Agreement”) with respect to any Debt Securities will be duly authorized, executed and delivered by all parties thereto other than the Company; (vi) the Trustee has the power and authority to enter into and perform its obligations under the Indenture, and to consummate the transactions contemplated thereby; (vii) the Indenture has been duly authorized, executed and delivered by, and constitutes valid and legally binding obligations of the Trustee enforceable against the Trustee in accordance with its terms, and that the Trustee will comply with all of its obligations under the Indenture; (viii) the Company will remain at all times a corporation incorporated under the laws of the State of Indiana; (ix) the Company will comply with all applicable laws; and (x) all signatures are genuine.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the particular Debt Securities have been duly established in accordance with the terms of the Indenture, the specific terms of a particular issuance of Debt Securities have been duly authorized by corporate action of the Board and any persons delegated such authority (the “Corporate Action”) and are in accordance with the terms of the Indenture, and such Debt Securities have been duly executed by the Company, authenticated by the Trustee, and issued and delivered, against payment therefor, in accordance with the terms and provisions of the applicable Definitive Agreement, the terms of the Corporate Action and as contemplated by the Registration Statement and the applicable Prospectus Supplement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance and similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, and the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution may be limited by federal or state securities laws or principles of public policy, or by laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action involves gross negligence, recklessness, willful misconduct or unlawful conduct.

This opinion letter is limited in all respects to the federal laws of the United States and the internal laws of the State of New York and the State of Indiana, and we do not express any opinion herein concerning any other law. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein. This opinion letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Debt Securities under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

BARRETT MCNAGNY LLP

/s/ Barrett McNagny LLP